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                                    EXHIBIT 20.1


                                     AGREEMENT

     This Agreement is entered into and made effective as of the date of the last signature hereto by and between Evcon Industries, Inc. (hereinafter referred to as "Evcon") and Fireplace Manufacturer's Inc. (hereinafter referred to as "FMI").

                                     BACKGROUND

     FMI has special expertise in the design and manufacture of solid fuel burning heaters commonly known as fireplaces and accessories herefor, and;

     Evcon is a diversified marketer of comfort control equipment for manufactured housing use with an established reputation and with an established distribution and marketing system in the United States and Canada, and;

     FMI desires to expand its sales of fireplaces to the Manufactured Housing Industry by taking advantage of the reputation, distribution, and marketing system of Evcon, and;

     Evcon desires to obtain fireplaces for distribution to manufacturers and owners of manufactured homes and to be the sole distributor of FMI products to the Manufactured Housing Industry, and;

     FMI is willing to sell its fireplace products and accessories to Evcon on an exclusive basis in the United States of America for resell to the Manufactured Housing Industry and to refrain itself from selling the aforesaid products to the Manufactured Housing Industry.

     In view of the preceding Background, the parties agree as follows:

1.   DEFINITIONS

     1.1 "Manufactured Housing" means any structure, all or a substantial part of which is built in a production facility, and does not include conventional on-site construction.

     1.2 "Manufactured Housing Industry" shall include manufacturers of Manufactured Housing, distributors engaged principally in the sale of equipment for installation in Manufactured Housing, service centers engaged in the servicing of Manufactured Housing, and retail establishments catering principally to the owners of Manufactured Housing.

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     1.3   "Products" means FMI produced fireplaces and fireplace accessories and repair parts therefor.

2.   GRANT

     2.1 FMI hereby grants to Evcon for the term of this Agreement the exclusive right to sell the Products within the Territory to the Manufactured Housing Industry.

3.   TERM

     3.1 This Agreement shall have an indefinite term which shall continue until six (6) months after notice of intent to cancel is provided in writing by one party to the other party (the "Term"). The form and manner of such notice shall be as recited in paragraph 15.


4.   NONCOMPETITION

     4.1 FMI shall not during the Term sell the Products or products competitive to the Products to the Manufactured Housing Industry.

     4.2 In the event that either party cancels this Agreement for any reason (except as recited in paragraph 7), the cancelling party shall not, for a period of one (1) year subsequent to such cancellation, engage in the sale or distribution to or manufacture for Evcon manufactured housing dealers, Evcon manufactured housing distributors, or Evcon manufactured housing OEM customers of the Products or of products which are competitive with the Products.

5.   TRADEMARK AND TRADE NAMES

     5.1 The Products and literature related to the Products shall bear the trademarks FMI and/or "Full View" and shall not bear any trademark owned by Evcon. The literature related to the Products may use the Evcon trade name to identify Evcon as the seller of the Products.

6.   REQUIREMENTS, SHIPMENT, AND RETURN

     6.1 FMI shall provide the Products in the quantity ordered by Evcon F.O.B. at the FMI factory in Santa Ana, California within ten (10) days of receipt of an order from Evcon, provided Evcon's payables net of returns to FMI are current.

     6.2 Evcon shall within thirty (30) days of the effective date of this Agreement, provide to FMI a forecast of Product needs for the following six (6) months based upon


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           projected sales.  Five (5) months subsequent to the effective date of this Agreement and on each six (6) month anniversary thereafter, Evcon shall provide to FMI updated forecasts of Product needs.

     6.3 FMI shall issue full credit for all Products, parts, and/or accessories returned to FMI by Evcon freight prepaid at the FMI factory in Santa Ana, California in original condition and properly packaged for resale.

7.   RELEASE FROM CONTRACTUAL OBLIGATIONS

     7.1   Force Majeure

           7.1.1 Except as recited in paragraph 23, FMI shall be released from its obligations under this Agreement in the event that governmental regulations or other causes arising out of a state of national emergency or war or causes beyond the control of FMI including civil disobedience, labor strife, fire, or natural disasters render performance by FMI impossible. FMI's release of obligations pursuant to the provisions of this paragraph shall be limited to a delay in time for FMI to meet its obligations for a period not to exceed two (2) months, and if FMI fails to meet such obligations after such two (2) month period, Evcon shall have the absolute right to terminate this Agreement upon ten (10) days' notice in writing to FMI, which notice of termination shall become effective unless FMI shall completely meet all of its obligations under this Agreement within said ten (10) day period and satisfy Evcon that all of said obligations have been met.

     7.2   Nonperformance by Evcon

           7.2.1 Except as recited in paragraph 23, in the event of unsatisfactory sales performance by Evcon, FMI may be released from its obligations under this Agreement. For quantifiable numbers to be set forth is futile, due to unforseen variables. Suffice it to say that Evcon shall expend sufficient energies and at "reasonable rates of profit" to make this Agreement a growing endeavor in terms of volume and profit.

     7.3 Evcon shall be released from all obligations under this Agreement (except for the duty to pay for acceptable Products not returned) in the event of nonperformance by FMI.


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           7.3.1    Nonperformance by FMI shall include, but not be limited to any one of the following

                    7.3.1.1 Defects in design, manufacture, component selection or otherwise which render significant numbers of the Products unsafe or unsuitable for any reason for installation in Manufactured Housing and/or which serve to depreciate the reputation and goodwill of Evcon and its trade name in the Manufactured Housing Industry.

                    7.3.1.2 Failure to supply an adequate number of Products to keep Evcon OEM customer(s) production lines running if such failure occurs after Evcon shall have supplied with reasonable lead time, a sales forecast of requirements at least equal to the said required number of Products.

                    7.3.1.3 FMI commits, in the good faith opinion of Evcon, an act of fraud, deceit, dishonesty or any criminal conduct.

                    7.3.1.4 FMI breaches any other obligations under the term of this Agreement, which breach is not otherwise cured within any time period provided for in this Agreement.

8.   ADVERTISING AND PROMOTION

     8.1   Literature

           8.1.1 Evcon shall produce such advertising materials at its cost as it deems necessary to adequately promote and market the Products in the Manufactured Housing Industry and shall arrange and pay for all trade promotion activities including but not limited to trade advertising and trade shows. FMI shall design and provide all labels and literature packed in or attached to the Products and shall design and provide camera ready art work of Product photographs and advertising materials to be produced by Evcon.

     8.2   Samples

           8.2.1 FMI shall provide at no charge to Evcon twelve (12) demonstration samples of the products to be used for engineering evaluation by Manufactured Housing manufacturer customers, for trade show


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                    use and for other similar advertising and promotional
                    activities.

9.   PRICE

     9.1 The prices for each of the Products to Evcon shall not be increased from the previously agreed upon prices through the end of the calendar year. No later than three (3) months prior to the end of the calendar year or any subsequent calendar year of this Agreement, the parties shall agree upon a firm price to remain in effect as to each fireplace, accessory, and part for the subsequent calendar year. The maximum price increase which may be negotiated by the parties at such time shall be equal to the price for the prior twelve (12) month period multiplied by the factor (one (1) plus the increase in the "Producer Price Index" (as published by the United States federal government) for the prior twelve month calendar period).

     9.2 In the case of new models of the Product subsequently offered to Evcon by FMI, the parties shall agree upon a reasonable price therefor which shall remain firm through the end of the then calendar year.

10.  PAYMENT AND TERMS

     10.1 The Products shall be paid for in United States dollars with payment being made to FMI within thirty (30) days after the date of tender of merchandise to the carrier for shipment F.O.B. Santa Ana, California. Invoices received from the 1st through the 15th of the month and paid on or before the 25th of that month (or on the next following business day should the 25th fall on a weekend or holiday) and invoices received from the 16th of the month through the end of the month and paid on or before the 10th of the following month
           (or on the next following business day should the 10th fall on a weekend or holiday) shall be subject to a two percent (2%) discount on the price shown on the invoice.

11.  WARRANTY - PARTS AVAILABILITY - SERVICE DOCUMENTATION

     11.1 The Products sold pursuant to this Agreement shall be subject to a consumer Limited Warranty containing the terms and conditions recited in Attachment "A." Evcon will arrange for service under the consumer warranty through certain of its Authorized Service Centers. No terms or conditions may be added to the recited terms and conditions in Attachment "A" without written approval of Evcon.


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     11.2  All parts, labor, transportation, and other charges directly allocable to claims made under the consumer Limited Warranty shall be reimbursed by FMI to Evcon within thirty (30) days of the receipt by it of appliable debit memos issued by Evcon.

     11.3 For a period of fifteen (15) years from the date of sale of a Product by FMI to Evcon pursuant to this Agreement, FMI shall make available for purchase by Evcon sufficient quantities of repair parts so as to facilitate servicing of the Products.

    11.4 FMI shall design, produce, and supply to Evcon, sufficient quantities of service documentary materials as are reasonably required by Evcon and its authorized service centers to provide warranty service.

12.  CODES AND STANDARDS

     12.1 FMI hereby certifies that all Products, including all accessories and parts related thereto, supplied by FMI comply with all federal, state, and local laws, regulations, codes, and standards. As applicable, third party laboratory certificates or listings acceptable to the U.S. Department of Housing and Urban Development evidencing compliance with the aforesaid shall be provided to the Manufactured Housing Division of Evcon prior to delivery of any Product.

13.  CONFIDENTIALITY

     13.1 For a period of two (2) years after receipt, Evcon and FMI shall treat as confidential any and all information disclosed or transmitted from one party to the other pursuant to or in connection with this Agreement and will not divulge any such information to third parties without the prior written consent of the other party. Evcon and FMI shall take all reasonable precautions to assure that they and any of their employees receiving information disclosed by the other party pursuant to this Agreement will maintain the confidentiality thereof.

     13.2  It is agreed, however, that such information:

           13.2.1 which was in the possession of any party prior to receipt of the information from the other party pursuant to this Agreement;

           13.2.2 which is or lawfully becomes part of the public knowledge or literature; or


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           13.2.3   which otherwise lawfully shall become available to any party from sources other than the other party

           shall not be subject to the provisions of this paragraph.

14.  USE OF EVCON TRADEMARKS

     14.1 FMI acknowledges that Evcon is the owner of the Coleman -Registered Trademark- Evcon logo and Evcon trademarks and agrees not to use them or any logo and trademarks which may be confusingly similar.

     14.2 Evcon acknowledges that FMI is the owner of the trademarks "FMI" and "Full-View" and agrees not to use the aforesaid trademarks or any trademarks which may be confusingly similar to the aforesaid trademarks anywhere in the world, except as may be permitted pursuant to this Agreement.

15.  NOTICES

     15.1 Except as may be provided elsewhere in this Agreement, any notice or other communication required to be made or given to either party shall be deemed duly given and received if hand delivered; by Fax to the number below, which receipt must be confirmed by phone, or sent certified, express mail, return receipt requested to the noticed party at the address set forth below:

                    Evcon Industries, Inc.
                    P.O. Box 19014
                    Wichita, Kansas 67204-9014
                    Attn:  Mike Burlingame
                    Fax No.:  (316) 832-6401
                    Confirmation No.:  (316) 832-6514

                    Fireplace Manufacturer's Inc.
                    2701 South Harbor Boulevard
                    Santa Ana, California 92704
                    Attn:  President
                    Fax No.:  (714) 549-4723
                    Confirmation No.:  (714) 549-7782

           or to such address as either of the parties may hereafter furnish to the other as provided in this paragraph. Any notice given pursuant to this paragraph shall be effective as of delivery, if hand delivered; as of the date of delivery shown on the return receipt if


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           delivery is by certified, express mail, or as of the date received if by Fax.

16.  APPLICABLE LAW

     16.1 This Agreement shall be construed and enforced in accordance with the laws of the State of Kansas, with the proper form for enforcement being any court with proper jurisdiction over the subject matter and parties.

17.  INDEPENDENT CONTRACTOR - NO AGENCY

     17.1 Neither party is the agent of the other party but each party is instead an independent contractor. No party shall take any action nor incur any obligation on behalf of the other nor do anything or make any representation to any person or third party or parties or take any action or refrain from taking any action which would or might imply the existence of agency or the existence of the ability of either party to control the action or conduct of the other party.

18.  ENTIRE AGREEMENT - AMENDMENT

     18.1 This Agreement is intended to be the sole and complete statement of the rights and obligations of the parties hereto relating to the subject matter hereof and supersedes all previous understandings, letters of intent, agreements, negotiations, and proposals as to the subject matter.

     18.2 No provision of this Agreement shall be deemed waived, amended, or modified by either party unless such waiver, amendment, or modification shall be in writing and signed by a person authorized by the party against whom the waiver, amendment, or modification is sought to be enforced.

19.  SUCCESSORS AND ASSIGNS

     19.1 This Agreement shall be binding upon the parties and their respective successors and assigns. FMI shall have no right without Evcon's prior written consent to assign any rights or obligations hereunder.

20.  HOLD HARMLESS/INDEMNITY

     20.1 FMI agrees to indemnify and hold harmless Evcon and its affiliates including its and their directors, officers, and employees harmless from ANY AND ALL claims or litigation for loss or damage (whether actual, punitive, or exemplary) and expenses (including but not limited to


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           investigative expenses and attorneys' fees and court costs) in connection with any damage or injury to persons or property whether actual or alleged and/or from any and all claims for infringement of the intellectual or industrial property rights of others whether actual or alleged arising out of or in connecting with the design, manufacture and/or sale of the Products by FMI or Evcon. This paragraph shall not apply to claims or litigation arising solely from the negligent or other wrongful conduct of Evcon or of Evcon's officers, employees, agents, and/or servants.

     20.2 If any person or entity not a party to this agreement shall assert any claim against FMI which might also give rise to a claim against Evcon, Evcon shall have the right to participate in the defense thereof and to be represented, at the expense of FMI, by advisory counsel to be selected by Evcon. FMI agrees not to compromise or settle such claim without the consent of Evcon (which consent shall not be unreasonably withheld). FMI shall include Evcon on any release whether a claim is settled with or without Evcon's knowledge. Upon Evcon's request, FMI shall provide Evcon with any information known by FJ4I which would be relevant to Evcon's defense of any claim described above.

21.  INSURANCE

     21.1 FMI agrees to secure and maintain current at all times during the term of this Agreement a comprehensive general liability insurance policy, with coverages including products liability, with annual personal injury limits in the amount of $1,000,000 per occurrence and $5,000,000 in the aggregate and annual property damage limits in the amount of $500,000 per occurrence and $1,000,000 in the aggregate, issued by an insurance company licensed in the United States acceptable to Evcon and which may not be cancelled without thirty (30) days prior notice to Evcon. FMI agrees to have Evcon named in said policy as an additional named insured pursuant to a broad form vendors endorsement ard to submit a certificate to Evcon from the insurer reflecting the requirements of this paragraph within ten (10) days of the date of this Agreement.

22.  REPURCHASE

     22.1 In the event FMI terminates this Agreement under the provisions of paragraphs 3.1, 7.1, 7.2 or 7.3, FMI agrees to repurchase within 30 days after termination and upon receipt of request by Evcon, Evcon's currently existing inventory of Products, including repair parts,


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           at the time of termination.  This repurchase will be at Evcon's landed cost less any monies due or about to be due FMI. FMI will be responsible for all freight charges, but not for loading, handling, etc. at Evcon's place of business. All inventory must be new, unused, undamaged, in its original carton, and which is in current production by FMI.

23.  SEVERABILITY

     23.1 In the event that any provision of this Agreement is held invalid or unenforceable, that provision shall be severed and all remaining provisions shall continue unimpaired and in full force and effect.

24.  SURVIVAL

     24.1 The duties of FMI pursuant to paragraphs 6.3 (Return of Products), 11 (Warranty and Parts Availability), 13 (Confidentiality), 14 (Use of Evcon Trademarks), 20 (Hold Harmless/Indemnity), and 21 (Repurchase) shall survive any termination or cancellation of this Agreement.

     In execution hereof, the parties sign as follows:

                         EVCON INDUSTRIES, INC.

                         By:  /s/ Mike Burlingame
                              --------------------------------------------------
                              Mike Burlingame

                         Date:        9/1/93
                                   ---------------------------------------------


                         FIREPLACE MANUFACTURER'S INC.


                         By:  /s/ Bill Harris
                              --------------------------------------------------
                              Bill Harris

                         Date:
                                   ---------------------------------------------


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